EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Tut Systems, Inc. dated August 17, 2005 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of Copper Mountain Networks, Inc. to continue as a going concern) dated March 11, 2005 relating to the financial statements and financial statement schedule of Copper Mountain Networks, Inc. and contained in Registration Statement No. 333-123869 of Tut Systems, Inc. on Form S-4 under the Securities Act of 1933. We also consent to the incorporation by reference in Registration Statement No. 333-105276 on Form S-3 of such report, incorporated by reference in this Current Report on Form 8-K/A.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

August 17, 2005